Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-101498



                FIRST PROSPECTUS SUPPLEMENT DATED MARCH 26, 2003

                                       TO

                       PROSPECTUS DATED DECEMBER 20, 2002

                                2,392,143 SHARES

                                  VAXGEN, INC.

                                  COMMON STOCK

     This prospectus supplement supplements the prospectus dated December 20, 2002 of VaxGen Inc. relating to the public offering and sale by selling stockholders described therein. This prospectus supplement contains information on ownership of shares of our Common Stock (the "Common Stock") beneficially owned and offered under the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

The table and related footnotes on page 15 of the prospectus setting forth information concerning the selling stockholders are amended (a) to replace the information for Carpe Diem Long Short Fund, LLC set forth in that table with the information set forth below and (b) to add information for the selling stockholder as follows:

---------------------------------------------- ------------------- ----------------------------- -----------------------
                                                    Shares
                                                  Beneficially                                    Shares Beneficially
                                                 Owned Prior to       Shares Offered by this        Owned After the
             Selling Stockholder                  the Offering              Prospectus                  Offering
---------------------------------------------- ------------------- ----------------------------- -----------------------

CD Investment Partners, Ltd.(1)                     148,325                  200,205                       --
---------------------------------------------- ------------------- ----------------------------- -----------------------

(1) Shares beneficially owned prior to the offering includes (a) 87,298 shares of common stock owned pursuant to the conversion of its Series A preferred stock, (b) 21,227 shares of common stock issuable on conversion of 300 shares of Series A preferred stock and (c) 39,800 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus includes (a) 87,298 shares of common stock owned pursuant to the conversion of its Series A preferred stock, (b) 21,227 shares of common stock issuable on conversion of 300 shares of Series A preferred stock, (c) 39,800 shares of common stock issuable on exercise of a warrant, (d) 15,789 shares as its pro rata portion of common stock issuable in connection with dividends on the outstanding shares of Series A preferred stock, and (e) 36,091 shares as its pro rata portion of additional shares that may be issued upon an adjustment to the conversion price of the Series A preferred stock and the exercise price of the warrant.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

           The date of this Prospectus Supplement is March 26, 2003.